Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS FIRST QUARTER 2023

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, May 3, 2023 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported first quarter 2023 results: The Company’s revenues in the first quarter 2023 were $66.8 million, compared to $50.9 million in the first quarter 2022, an increase of $15.9 million, or 31.2%. Lime and limestone revenues were $66.5 million in the first quarter 2023, compared to $50.3 million in the first quarter 2022, an increase of $16.2 million, or 32.3%. The increase in revenues in the first quarter 2023, compared to the first quarter 2022, resulted from increases in both the average selling prices for the Company’s lime and limestone products, and sales volumes of the Company’s lime and limestone products, principally due to increased demand from the Company’s construction customers.

The Company’s gross profit was $24.0 million in the first quarter 2023, compared to $14.5 million in the first quarter 2022, an increase of $9.5 million, or 65.8%. The Company’s lime and limestone gross profit was $24.1 million in the first quarter 2023, compared to $14.2 million in the first quarter 2022, an increase of $9.9 million, or 69.5%. The increase in lime and limestone gross profit in the first quarter 2023, compared to the first quarter 2022, resulted primarily from the increased revenues discussed above, partially offset by increased production costs, principally from higher energy, transportation, and labor costs.

Selling, general and administrative (“SG&A”) expenses were $4.2 million in the first quarter 2023, compared to $3.6 million in the first quarter 2022, an increase of $0.5 million, or 14.2%. The increase in SG&A expenses in the first quarter 2023, compared to the first quarter 2022, was primarily due to increased personnel expenses.

The Company reported net income of $17.1 million ($3.00 per share diluted) in the first quarter 2023, compared to $8.7 million ($1.53 per share diluted) in the first quarter 2022, an increase of $8.4 million, or 97.3%.

“We are pleased with our performance in the first quarter. Looking ahead for the remainder of 2023, we anticipate continuing pressure on our lime and limestone production costs and believe general recessionary concerns could potentially impact future demand for our products,” said Timothy W. Byrne, President and Chief Executive Officer.

Dividend

The Company announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.20 per share on the Company’s common stock. This dividend is payable on June 16, 2023 to shareholders of record at the close of business on May 26, 2023.

* * *

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), industrial (including paper and glass manufacturers), metals (including steel producers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), roof shingle manufacturers, agriculture (including poultry producers), and oil and gas services industries. The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Missouri, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, ART Quarry TRS LLC (DBA Carthage Crushed Limestone), Colorado Lime Company, Mill Creek Dolomite, LLC, Texas Lime Company, U.S. Lime Company, U.S. Lime Company-Shreveport, U.S. Lime Company-St. Clair, and U.S. Lime Company-Transportation. In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company-O & G, LLC, has royalty and non-operated working interests in natural gas wells located in Johnson County, Texas, in the Barnett Shale Formation.

Any statements contained in this news release, including, but not limited to, statements relating to the impact of increasing costs and supply chain issues, that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2023	2022
INCOME STATEMENTS

Revenues	$66,777	$50,909
Cost of revenues	42,785	36,442
Gross profit	$23,992	$14,467

Selling, general and administrative expenses	$4,152	$3,635
Operating profit	$19,840	$10,832
Interest expense	64	63
Interest and other income, net	(1,571)	(60)
Income tax expense	4,243	2,161
Net income	$17,104	$8,668

Income per share of common stock:
Basic	$3.01	$1.53
Diluted	$3.00	$1.53
Weighted-average shares outstanding:
Basic	5,685	5,667
Diluted	5,698	5,677
Cash dividends per share of common stock	$0.20	$0.20

	March 31,	December 31,
	2023	2022
BALANCE SHEETS
Assets:
Current assets	$210,803	$189,990
Property, plant and equipment, net	171,191	171,970
Other non-current assets	5,751	5,812
Total assets	$387,745	$367,772
Liabilities and Stockholders’ Equity:
Current liabilities	$18,712	$15,537
Deferred tax liabilities, net	25,421	25,582
Other long-term liabilities	5,730	5,565
Stockholders’ equity	337,882	321,088
Total liabilities and stockholders’ equity	$387,745	$367,772

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